Exhibit 99.1

Albany Molecular Research, Inc. Reports Third Quarter 2004 Results

Positive Chemical Development Revenue Trends Continue

Albany, NY (November 8, 2004)—Albany Molecular Research, Inc. (Nasdaq: AMRI) today announced financial results for the quarter and nine-month period ending September 30, 2004.

Third Quarter 2004 Results

AMRI reported third quarter 2004 total revenue of $40.6 million, compared to $45.4 million in the third quarter of 2003.  These results include contract revenues that are in line with the company’s previous guidance, and royalty revenue that exceeds previous guidance.

The company had net income of $2.9 million, or $0.09 per diluted share, for the third quarter of 2004, which includes a pre-tax charge of $1.0 million, or ($0.02) per diluted share, related to relocation and severance costs associated with the restructuring and closing of the company’s Mount Prospect Research Center near Chicago, IL.  The third quarter 2004 net income compares to net income in the third quarter of 2003 of $8.2 million, or $0.25 per share on a diluted basis.

The company had cash, cash equivalents and investments of $123.0 million at September 30, 2004, compared to $121.7 million at June 30, 2004.

Total contract revenue for the third quarter of 2004 was $28.7 million, a decrease of 13% or $4.3 million, compared to total contract revenue of $33.0 million in the third quarter of 2003.

Contract revenue for AMRI in the third quarter of 2004, not including its Organichem division, was $13.7 million, a decrease of 13% compared to contract revenue of $15.6 million during the third quarter of 2003, but an increase of 11% compared to the second quarter of 2004.  Contract revenue at AMRI’s Organichem division in the third quarter of 2004 was $15.0 million, a decrease of 14% compared to contract revenue of $17.4 million during the third quarter of 2003.  Organichem revenues in the second quarter of 2004 were $15.7 million.

Despite the overall decrease in contract revenues compared to corresponding 2003 numbers, the following are several positive contract revenue results:

•                  Combined revenue from chemical development, small scale GMP manufacturing and analytical services increased by 48% in the third quarter of 2004 as compared to the third quarter of 2003.

•                  Combined revenue from chemical development, small scale GMP manufacturing and analytical services increased sequentially from Q2 2004 to Q3 2004 and is projected to increase sequentially from Q3 2004 to Q4 2004.

•                  Medicinal chemistry revenue increased slightly in Q3 2004 compared to Q2 2004, ending several quarters of decline.  Demand for discovery chemistry services remains soft, however.

•                  Organichem sales to customers year-to-date, excluding Amersham and Sanofi, have increased by 36% compared to 2003.

Recurring royalties from Allegra® for the third quarter of 2004 were $11.9 million, compared to $12.4 million in the third quarter of 2003.  AMRI earns royalties from worldwide sales of the non-sedating antihistamine Allegra® (Telfast® outside the United States) for patents relating to the active ingredient in Allegra.

AMRI Chairman, President and Chief Executive Officer Thomas E. D’Ambra, Ph.D. said, “The last several quarters have been tough for our services business, which we attribute to a combination of factors, including tight customer budgets, cyclic softening in demand, and increasing competition from low-cost offshore alternatives.  Nevertheless, AMRI’s diversification of technologies is beginning to show many bright spots.  On the services front, we believe that a general downward trend in contract revenues may be showing signs of a leveling off.  We continue to take steps which we believe will usher in a return to growth, and believe that the worst of the recent decline in business may be behind us now.”

Year-to-Date

Total contract revenue for the first nine months of 2004 decreased by 17% to $87.6 million, compared to total contract revenue of $105.6 million for the comparable period in 2003.

Contract revenue for AMRI, excluding its Organichem division, for the nine-month period ending September 30, 2004 was $40.1 million, a decrease of 16% compared to contract revenue of $47.6 million during the same period in 2003.  Contract revenue at AMRI’s Organichem division for the nine-month period ending September 30, 2004 was $47.5 million, a decrease of 18% compared to contract revenue of $58.0 million during the same period in 2003.

Recurring royalty revenue for the first nine months of 2004 decreased by 8% to $35.8 million, compared to recurring royalty revenue of $38.7 million during the first nine months of 2003.

Total revenue for the nine-month period ending September 30, 2004 decreased by $20.9 million, or 15%, to $123.4 million, compared to total revenue of $144.3 million during the same period in 2003.

Net loss for the nine-months ended September 30, 2004 was $15.1 million, or ($0.48) per basic share, compared to net income of $20.5 million or $0.63 per diluted share for the comparable period in 2003.  Included in the net loss for 2004 is a pre-tax charge of $3.1 million, or ($0.07) per basic and diluted share recorded in the first quarter related to the issuance of stock warrants; pre-tax charges of $4.5 million, or ($0.11) per basic and diluted share recorded during the second and third quarters related to the restructuring and closing of the Mount Prospect Research Center; and pre-tax charges of $25.9 million, or ($0.73) per basic and diluted share recorded in the second quarter to reduce the carrying value of certain assets.

At September 30, 2004, AMRI had cash, cash equivalents and investments of $123.0 million, compared to $121.7 million at June 30, 2004.  The net increase of $1.3 million in cash, cash equivalents and investments in the third quarter of 2004 was due primarily to cash generated from operations of $7.2 million, offset by $4.9 million in purchases of property plant and equipment and $1.1 million in principal repayments on outstanding debt.  Total debt at September 30, 2004 was $54.2 million, compared to $55.3 million at June 30, 2004.  Total common shares outstanding, net of treasury shares, at September 30, 2004 were 31,752,346.

Earnings Guidance

AMRI Chief Financial Officer David P. Waldek provided financial guidance for the fourth quarter 2004 and updated guidance for the full year 2004.  Mr. Waldek said “Continuing to build on the momentum from the third quarter, we project corporate contract revenue for the fourth quarter of 2004 to range from $31.0 to $35.0 million.  Assuming that Allegra royalty revenues decrease by 10% from the prior year, we project that earnings per share in the fourth quarter of 2004 will range from $0.16 to $0.17 per diluted share.”

“For the full year 2004, we continue to project corporate contract revenue to range from $119.0 to $123.0 million. We project loss per basic and diluted share for 2004 to range from ($0.30) to ($0.31), compared to our previous earnings guidance of ($0.34) to ($0.37). Included in the full year 2004 loss per basic and diluted share projection is a  $3.1 million, or ($0.07) per share, expense related to the issuance of warrants recorded in the first quarter; costs related to the Mount Prospect facility consolidation of approximately $4.5 million, or ($0.11) per share, recorded in the second and third quarters; and charges related to the reductions in asset carrying value of $25.9 million, or ($0.73) per share, recorded in the second quarter.”

Restated Financial Results

During a review of the company’s financial results for the quarter ended September 30, 2004, the company discovered that the accounting treatment related to the amortization of premiums and discounts on certain bond investments was inaccurately recorded in the company’s financial statements since 2001.  The cumulative impact of this error resulted in the overstatement of interest income of approximately $931,000 during the three-year period ended December 31, 2003.  This is a non-cash item, and the restatement described below does not impact the company’s previously reported cash and cash equivalents or investment securities available for sale.

Although the company believes the impact of the error was not material to any previously issued financial statements, management and the Audit Committee of the company’s Board of Directors determined that the cumulative adjustment required to correct this error would be significant to operating results in 2004, and therefore the company should restate its previously issued financial statements.  As a result, the company plans to file later today a Form 10-K/A amending its Form 10-K for the fiscal year ended December 31, 2003, including a restatement of the company’s audited financial statements for the fiscal years ended December 31, 2001, 2002 and 2003.

Third Quarter Conference Call

The company will hold a conference call at 10:00 a.m. Eastern Time on November 8, 2004 to discuss its quarterly results and business highlights and prospects.  During the conference call, the company may discuss information not previously disclosed to the public. Individuals interested in listening to the conference call should dial 800-510-9661 (for domestic calls) or 617-614-3452 (for international calls) at 9:45 a.m. and use passcode 26864871. In addition, the call is being webcast on the Internet and can be accessed at the company’s website, www.albmolecular.com.  Replays of the call will be available for seven days following the call beginning at 12:00 p.m. on November 8, 2004. To access the replay by telephone, please call 888-286-8010 (for domestic calls) or 617-801-6888 (for international calls) and use access code 92837752. Replays of the call will be available as a webcast for twelve months on the investor area of the company’s website at www.albmolecular.com/investor/.

Albany Molecular Research, Inc. is a leading research, drug discovery, development and manufacturing company built on a chemistry platform of comprehensive and integrated technologies, resources and capabilities. The company conducts research and development with many leading pharmaceutical and biotechnology companies and for its own internal discovery programs, and provides cGMP manufacturing of active pharmaceutical ingredients through its wholly owned subsidiary, Organichem Corporation.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include, but are not limited to, statements regarding the company’s estimates of earnings for the fourth quarter of 2004 and for the full year 2004, trends in pharmaceutical and biotech outsourcing and the positioning of the company’s contract business for 2004, the expected level of 2004 contract revenues for AMRI and Organichem, expected future sales of Allegra, the acquisition and expected performance of Organichem Corporation, including the successful completion of and expected reduction of operating costs and future cost savings relating to the relocation and consolidation of operations associated with the closing of the Mount Prospect facility, and the company’s ability to identify and capitalize on offshore initiatives. Readers should not place undue reliance on our forward-looking statements. The company’s actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company’s control. Factors that could cause such differences include, but are not limited to, the company’s ability to attract and retain experienced scientists, trends in pharmaceutical and biotechnology companies outsourcing chemical research and development, including continued softness in these markets, sales of Allegra (including any deviations in estimates provided by Aventis) and the company’s receipt of significant royalties from the Allegra license agreement, the risk that Allegra may be approved for over-the-counter use, the over-the-counter sale of Claritin, the over-the-counter sale of generic alternatives for the treatment of allergies and the risk of new product introductions for the treatment of allergies, the integration and operating risks associated with the company’s completed acquisition of Organichem, the company’s ability to enforce its intellectual property and technology rights, the company’s ability to successfully develop novel compounds and lead candidates in its collaborative arrangements, the company’s ability to take advantage of proprietary technology and expand the scientific tools available to it, the ability of the company’s strategic investments and acquisitions to perform as expected and any goodwill impairment related to such investments and acquisitions, the company’s ability to successfully complete its ongoing expansion projects on schedule and integrate acquired companies, and the company’s ability to effectively manage its growth, as well as those discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2003 as filed with the Securities and Exchange Commission on March 15, 2004. Earnings guidance offered by senior management today represents a point-in-time estimate and is based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. The company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.

Albany Molecular Research, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(Dollars in thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
		(restated)		(restated)
Contract revenue	$28,703	$33,005	$87,635	$105,621
Recurring royalties	11,917	12,400	35,787	38,700
Total revenue	40,620	45,405	123,422	144,321

Cost of contract revenue	23,275	22,023	69,990	77,194
Write-down of library inventories	—	—	5,974	—
Total cost of contract revenue	23,275	22,023	75,964	77,194

Technology incentive award	1,193	1,253	3,578	3,883
Research and development	5,186	5,482	18,434	16,600
Selling, general and administrative	6,439	4,047	16,171	15,478
Property and equipment impairment	—	—	4,728	—
Goodwill impairment	—	—	14,494	—
Intangible asset impairment	—	—	3,541	—
Restructuring charge	230	—	656	—
Total costs and expenses	36,323	32,805	137,566	113,155

Income (loss) from operations	4,297	12,600	(14,144)	31,166

Equity in loss of unconsolidated affiliates	—	(57)	(65)	(78)
Interest (expense) income, net	(23)	250	279	659
Other income, net	—	14	9	146

Income (loss) before income tax expense	4,274	12,807	(13,921)	31,893

Income tax expense	1,384	4,574	1,201	11,400

Net income (loss)	$2,890	$8,233	$(15,122)	$20,493

Basic earnings (loss) per share	$0.09	$0.26	$(0.48)	$0.64

Diluted earnings (loss) per share	$0.09	$0.25	$(0.48)	$0.63

Albany Molecular Research, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(Dollars and share amounts in thousands)

	September 30, 2004	December 31, 2003
		(restated)
Assets
Current assets:
Cash and cash equivalents	$66,788	$47,437
Investment securities, available-for-sale	56,219	77,191
Accounts receivable, net	18,666	18,261
Royalty income receivable	11,962	12,970
Inventories	34,228	34,292
Unbilled services	97	248
Prepaid expenses and other current assets	3,973	5,125
Total current assets	191,933	195,524

Property, plant and equipment, net	149,166	146,639

Other assets:
Goodwill	26,817	42,056
Intangible assets and patents, net	1,149	4,864
Equity investments in unconsolidated affiliates	2,230	2,191
Other assets	825	1,357
Total other assets	31,021	50,468

Total assets	$372,120	$392,631
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$12,088	$12,844
Deferred revenue	1,507	1,179
Accrued pension benefits	2,500	2,500
Income taxes payable	1,961	884
Current installments of long-term debt and capital leases	4,527	4,521
Total current liabilities	22,583	21,928

Long-term liabilities:
Long-term debt and capital leases, excluding current installments	49,678	53,129
Deferred income taxes	7,306	12,209
Pension and postretirement benefits	1,230	2,844
Other long term liabilities	391	586
Total liabilities	81,188	90,696

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, 100,000 shares authorized, 33,829 shares issued at September 30, 2004, and 33,694 shares issued at December 31, 2003	338	337
Additional paid-in capital	188,512	184,365
Retained earnings	139,385	154,507
Accumulated other comprehensive loss	(132)	(103)
	328,103	339,106

Less, treasury shares at cost, 2,077 shares	(37,171)	(37,171)
Total stockholders’ equity	290,932	301,935
Total liabilities and stockholders’ equity	$372,120	$392,631

Contact: David Albert, Director of Communications, Albany Molecular Research, Inc., 518-464-0279